SUB-ITEM 77K
                 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

                          AIM VARIABLE INSURANCE FUNDS



On December 1, 2004, the Audit Committee (the "Audit Committee") of the Board of Trustees (the "Board") of AIM Variable Insurance Funds (the "Trust") appointed PricewaterhouseCoopers LLP ("PWC") as the independent registered public accounting firm of the Trust's series portfolios (the "Funds") for the fiscal year ending December 31, 2005. Such appointment was ratified and approved by the Board. For the prior reporting period, Tait, Weller & Baker LLP ("TAIT") was the Funds' independent registered public accounting firm. The change in the Funds' independent auditors was part of an effort by the Audit Committee to increase operational efficiencies by reducing the number of different audit firms engaged by the Audit Committee to audit AIM Funds with December 31 fiscal year ends. On May 5, 2005, the Funds obtained a formal resignation from TAIT as the independent registered public accounting firm of the Funds.

TAIT's report on the financial statements of the Funds for the past two years did not contain an adverse or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the period TAIT was engaged, there were no disagreements with TAIT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to TAIT's satisfaction, would have caused it to make reference to that matter in connection with its report.




(Letters dated May 5, 2005 and August 9, 2005, 2005 from TAIT are attached as Attachment A's to this exhibit.)

ATTACHMENT A




                              TAIT, WELLER & BAKER
                          Certified Public Accountants
                                   Letterhead




May 5, 2005



Ms. Sidney M. Dilgren, Treasurer
11 Greenway Plaza, 100
Houston, Texas 77046

Dear Ms. Dilgren:

This is to confirm that the client-auditor relationship between AIM Variable Insurance Funds (Commission File Number 811-07452) and TAIT, Weller & Baker has ceased.

                                                    Sincerely,


                                                    /s/ Tait, Weller & Baker
                                                    Tait, Weller & Baker


Cc:      Office of the Chief Accountant
         SECPS Letter File
         Securities & Exchange Commission
         Mail Stop 9-5
         450 Fifth Street, N.W.
         Washington, DC 20549

                           [Tait, Weller & Baker LLP]
                                   Letterhead


                                                                 August 9, 2005



Securities and Exchange Commission 100 F Street, N.E.
Washington, DC 20549

Dear Sirs:

We have read and agree with the comments contained in Sub-Item 77k of Form N-SAR of AIM Variable Insurance Funds.

                                            Very truly yours,


                                            /s/ Tait, Weller & Baker LLP
                                            ----------------------------
                                            Tait, Weller & Baker LLP


































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